UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2026

EMERGENT BIOSOLUTIONS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33137	14-1902018
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
 300 Professional Drive,
Gaithersburg, Maryland 20879
(Address of principal executive offices, including zip code)

(240) 631-3200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EBS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Term Loan Agreement
On April 16, 2026, Emergent BioSolutions Inc. (the “Company”) entered into a Credit Agreement (the “Term Loan Agreement”) by and among the Company, the lenders from time to time party thereto, and OrbiMed Royalty & Credit Opportunities V, LP, as administrative agent (the “Term Loan Agent”). Jefferies Finance LLC served as sole lead arranger. The Term Loan Agreement provides for (i) a term loan (the “Initial Term Loan”) in an aggregate principal amount equal to $150 million, which was drawn in full on the date of entry into the Term Loan Agreement (the “Closing Date”) and (ii) a delayed draw term loan available for 24 months following the Closing Date (the “Delayed Draw Term Loan” and together with the Initial Term Loan, collectively and individually as the context may require, the “Term Loan”) in an aggregate principal amount equal to $75 million, which is available for the Company to draw upon the satisfaction of certain conditions as set forth in the Term Loan Agreement (including compliance with a consolidated secured leverage ratio (as defined in the Term Loan Agreement) not to exceed 1.75:1.00).
The Term Loan Agreement also provides for an uncommitted incremental facility in an aggregate amount equal to the sum of (i) the greater of $200 million and 80% of the Company’s Consolidated EBITDA (as defined in the Term Loan Agreement) for the then-preceding four fiscal quarters, plus (ii) additional amounts based on, among other things, satisfaction of certain leverage ratio requirements.
The Term Loan will accrue interest at Term SOFR (as defined in the Term Loan Agreement) (subject to a floor of 3.00%) plus 6.25% per annum. A default interest rate of an additional 5.00% per annum would apply to all outstanding obligations that are not paid when due. A fee of 1.00% per annum on the undrawn portion of the Delayed Draw Term Loan is payable quarterly during the delayed draw availability period.
The Term Loan will mature on the first to occur (such date, the “Term Loan Maturity Date”) of (i) April 16, 2031, (ii) the date of acceleration of the Term Loan upon the occurrence and during the continuance of an event of default and (iii) the date that is 91 days prior to the scheduled maturity date of the Company’s 3.875% Senior Unsecured Notes due 2028 (the “Notes”), but solely to the extent that on such date, the aggregate principal amount outstanding under the Notes exceeds $75 million and the Company does not have Liquidity (as defined in the Term Loan Agreement) in an amount equal to $75 million plus the amount necessary to repay in full the Notes. The Term Loan Agreement contains certain customary default and cross-default provisions, representations and warranties and affirmative and negative covenants, including the requirement that the consolidated total leverage ratio (as defined in the Term Loan Agreement) not exceed 5.25:1.00, tested every fiscal quarter commencing with the fiscal quarter ending September 30, 2026.
All indebtedness outstanding under the Term Loan Agreement is guaranteed by certain of the Company’s direct and indirect subsidiaries, other than certain subsidiaries that are not material or are excluded pursuant to the terms of the Term Loan Agreement (the Company and the guarantors, collectively, the “Credit Parties”). The indebtedness under the Term Loan Agreement is secured by a first-priority security interest in and lien on the Term Loan Priority Collateral (as defined in the Credit Agreement) and a second-priority security interest and lien on the ABL Priority Collateral (as defined in the Credit Agreement).
The Company may elect to prepay the Term Loan, in whole or in part, from time to time. The Term Loan Agreement requires mandatory prepayments of the Term Loan in an amount equal to (a) 100% of the aggregate net cash proceeds from the incurrence of certain indebtedness by the Credit Parties, (b) subject to certain reinvestment rights, 100% of the aggregate net cash proceeds from (1) subject to certain specified exceptions, dispositions of property by the Credit Parties (provided that prepayment will not be required unless the net cash proceeds exceed $15 million in the aggregate per fiscal year or $10 million on a per-transaction basis) and (2) proceeds received by any Credit Party or their subsidiaries resulting from certain casualty events and (c) 50% (with step-downs based on the Company’s consolidated total net leverage ratio, as defined in the Term Loan Agreement) of annual excess cash flow (as defined in the Term Loan Agreement, and as reduced by certain prepayments of indebtedness), provided that no such excess cash flow payment is required if the amount of the payment would not exceed $10 million (and any payment is required only to the extent of such excess). Prepayments of the Term Loan are subject to (i) through and including the second anniversary of the Closing Date, a make-whole premium plus 3.00% of the aggregate principal amount of the Term Loan subject to prepayment, (ii) after the second anniversary, through and including the third anniversary of the Closing Date, a 3.00% prepayment premium, and (iii) after the third anniversary, through and including the fourth anniversary of the Closing Date, a 2.00% prepayment premium.
On the Closing Date, the Company used the proceeds of the Initial Term Loan, together with cash on hand, to repay all amounts outstanding and terminate commitments under the Credit Agreement dated as of August 30, 2024, by and among the Company, the lenders from time to time party thereto and OHA Agency LLC as administrative agent (as amended, the “Prior Credit Agreement”), plus accrued interest and fees. The proceeds of the Delayed Draw Term Loan may be used, among other things, to finance permitted acquisitions and other permitted investments and to finance growth capital expenditures.
The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form

8-K and incorporated herein by reference. The Term Loan Agreement contains representations, warranties and other provisions that were made only for purposes of the applicable agreement and as of specific dates, are solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by such parties. The Term Loan Agreement is not intended to provide any other factual information about the Company.
ABL Amendment
Additionally, on April 16, 2026, the Company, certain subsidiaries of the Company named therein, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, entered into that certain Amendment No. 1 to Credit Agreement (the “ABL Amendment”), which amended the Company’s existing Credit Agreement, dated as of September 30, 2024 (as amended by the ABL Amendment, the “ABL Credit Agreement”), by and among the Company, certain subsidiaries of the Company party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.
The ABL Amendment, among other things, (i) reduces the aggregate revolving loan commitment thereunder from $100 million to $50 million, (ii) extends the latest maturity date of the revolving loan commitment from September 30, 2029 to April 16, 2031 (subject to springing maturity with respect to certain indebtedness as set forth in the ABL Credit Agreement) and (iii) amends certain affirmative and negative covenants as more particularly set forth in the ABL Amendment.
The foregoing description of the ABL Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the ABL Amendment, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference. The ABL Amendment contains representations, warranties and other provisions that were made only for purposes of the applicable agreement and as of specific dates, are solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by such parties. The ABL Amendment is not intended to provide any other factual information about the Company.
Item 1.02. Termination of a Material Definitive Agreement.
On April 16, 2026, in connection with the Company’s entry into the Term Loan Agreement, the Company terminated its obligations under the Prior Credit Agreement.
Item 3.02. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by reference.
Item 7.01. Regulation FD Disclosure.
On April 16, 2026, the Company issued a press release announcing entry into the Term Loan Agreement and the ABL Amendment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
The information contained in this Item 7.01, including Exhibit 99.1, is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The information contained in this Item 7.01, including Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in any such filing.
Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Credit Agreement dated April 16, 2026, by and among Emergent BioSolutions Inc., the guarantors party thereto, the lenders party thereto and OrbiMed Royalty & Credit Opportunity V LP, as administrative agent†

10.2
Amendment No. 1 to Credit Agreement dated April 16, 2026, by and among Emergent BioSolutions Inc. and the other borrowers party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent†

99.1	Press release issued by Emergent BioSolutions Inc. on April 16, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

 † Certain confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified information is (i) not material and (ii) the type of information that the registrant treats as private or confidential.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGENT BIOSOLUTIONS INC.

Dated: April 16, 2026	By:	/s/ RICHARD S. LINDAHL
Name: Richard S. Lindahl Title: Executive Vice President, Chief Financial Officer